[Ameresco Letterhead]

VIA OVERNIGHT DELIVERY
December 17, 2018
John Granara

Dear John:
We appreciate your contributions to Ameresco, Inc. (“the Company”) during your tenure as the Company’s Executive Vice President and Chief Financial Officer. Now, you have resigned your position to pursue opportunities outside of the Company, while offering to provide transition services. This letter agreement outlines the terms of your separation from the Company.
The following numbered paragraphs set forth the terms and conditions that will apply if you timely sign and return this letter agreement and do not revoke it in writing within the seven (7) day period.
1.    Termination Date - The effective date of your resignation of employment was October 1, 2018 (the “Termination Date”). As of the Termination Date, all salary payments from the Company ceased and any benefits you had as of the Termination Date under Company-provided benefit plans, programs, or practices terminated, except as required by federal or state law.

2.    Transition Services - You agree to provide transition services to the Company and its affiliates as reasonably requested from time to time (the “Services”) during the period from the Termination Date to the close of business on December 31, 2018 (the “Transition Period”). The Services shall be performed at the direction of the Chief Executive Officer of the Company or his designee. In providing the Services, you shall comply with all applicable laws and regulations, and all applicable policies of the Company. In performing the Services, you shall be an independent contractor for all purposes. You hereby waive and forego the right to receive any benefits given by the Company to its regular employees during the Transition Period. This waiver is effective independent of employment status as adjudged for taxation purposes or for any other purpose. In consideration for the Services, the Company shall pay you a total gross sum of $55,000.00 (the “Consulting Fee”), which will be payable on or before January 3, 2019.

3.    Stock Options - You were previously granted the option to purchase up to (a) 100,000 shares of Class A Common Stock of the Company (“Stock”) evidenced by a Stock Option Agreement accepted by you on September 9, 2013 (of which 100,000 shares are vested as of the Termination Date), (b) up to 50,000 shares of Stock vesting over five years, evidenced by a Stock Option Agreement accepted by you on May 10, 2016 (of which 20,000 shares are vested as of the Termination Date), and (c) 50,000 shares of Stock vesting on the achievement of certain goals (the latter, the “Executive Incentive Options”) (together, the “Options” and the “Stock Option Agreements”). You agree that, notwithstanding your provision of the Services, (x) the Options ceased to vest as of the Termination Date, (y) none of the Executive Incentive Options vested prior to the Termination Date, and (z) and all unvested stock rights were cancelled on the Termination Date. In consideration of your provision of the Services, you have until the close of trading on the New York Stock Exchange on March 29, 2019 to exercise any vested stock rights you may have. With the exception of the date of exercise, your exercise of the Options shall at all times be in strict conformance with the applicable Option Agreement and the stock plan under which the Stock Options were issued.

4.    Description of Separation Pay and Benefits - If you timely sign and return this letter agreement and do not revoke your acceptance, the Company will pay to you the total gross sum of $217,522.01, less all applicable taxes and withholdings (the “Separation Pay”). This Separation Pay will be paid in one lump sum via direct deposit on or before January 3, 2019, but in no event earlier than completion of the Services.

5.    Release - In consideration of the separation benefits hereunder, which you acknowledge you would not otherwise be entitled to receive, you hereby fully, forever, irrevocably and unconditionally release, remise and discharge the Company, its affiliates, subsidiaries, parent companies, predecessors, and successors, and all of their respective past and present officers, directors, stockholders, partners, members, employees, agents, representatives, plan administrators, attorneys, insurers and fiduciaries (each in their individual and corporate capacities) (collectively, the “Released Parties”) from any and all claims, charges, complaints, demands, actions, causes of action, suits, rights, debts, sums of money, costs, accounts, reckonings, covenants, contracts, agreements, promises, doings, omissions, damages, executions, obligations, liabilities, and expenses (including attorneys’ fees and costs), of every kind and nature that you ever had or now have against any or all of the Released Parties, including, but not limited to, any and all claims arising out of or relating to your employment with and/or separation from the Company, including, but not limited to, all claims under Title VII of the Civil Rights Act of 1964, 42 U.S.C. § 2000e et seq., the Americans With Disabilities Act of 1990, 42 U.S.C. § 12101 et seq., the Age Discrimination in Employment Act, 29 U.S.C. § 621 et seq., the Genetic Information Nondiscrimination Act of 2008, 42 U.S.C. § 2000ff et seq., the Family and Medical Leave Act, 29 U.S.C. § 2601 et seq., the Worker Adjustment and Retraining Notification Act (“WARN”), 29 U.S.C. § 2101 et seq., the Rehabilitation Act of 1973, 29 U.S.C. § 701 et seq., Executive Order 11246, Executive Order 11141, the Fair Credit Reporting Act, 15 U.S.C. § 1681 et seq., and the Employee Retirement Income Security Act of 1974 (“ERISA”), 29 U.S.C. § 1001 et seq., all as amended; all claims arising out of the Massachusetts Fair Employment Practices Act., Mass. Gen. Laws ch. 151B, § 1 et seq., the Massachusetts Civil Rights Act, Mass. Gen. Laws ch. 12, §§ 11H and 11I, the Massachusetts Equal Rights Act, Mass. Gen. Laws. ch. 93, § 102 and Mass. Gen. Laws ch. 214, § 1C, the Massachusetts Labor and Industries Act, Mass. Gen. Laws ch. 149, § 1 et seq., the Massachusetts Wage Act, Mass. Gen. Laws ch. 149, § 148 et seq. (Massachusetts law regarding payment of wages and overtime), Mass. Gen. Laws ch. 214, § 1B (Massachusetts right of privacy law), the Massachusetts Maternity Leave Act, Mass. Gen. Laws ch. 149, § 105D, and the Massachusetts Small Necessities Leave Act, Mass. Gen. Laws ch. 149, § 52D, all as amended; all common law claims including, but not limited to, actions in defamation, intentional infliction of emotional distress, misrepresentation, fraud, wrongful discharge, and breach of contract; all claims to any non-vested ownership interest in the Company, contractual or otherwise; all state and federal whistleblower claims to the maximum extent permitted by law; and any claim or damage arising out of your employment with and/or separation from the Company (including a claim for retaliation) under any common law theory or any federal, state or local statute or ordinance not expressly referenced above; provided, however, that nothing in this letter agreement prevents you from filing a charge with, cooperating with, or participating in any proceeding before the Equal Employment Opportunity Commission or a state fair employment practices agency (except that you acknowledge that you may not recover any monetary benefits in connection with any such claim, charge or proceeding).

6.    Continuing Obligations - - You acknowledge and reaffirm your obligation to keep confidential and not to use or disclose any and all non-public information concerning the Company that you acquired during the course of your employment with the Company, or that you may acquire during the period you provide the Services, including, but not limited to, any non-public information concerning the Company’s business affairs, business prospects, and financial condition. You further acknowledge and reaffirm your obligations set forth in each of the Company’s policies, including the Acceptable Use Policy as agreed to and accepted on March 25, 2017, (The “Acceptable Use Policy”); Code of Business Conduct and Ethics as agreed to and accepted on April 12, 2018, (The “Code of Business Conduct and Ethics Policy”); the Confidential Information, Invention, Non-Solicitation and Non-Competition Agreements as agreed to and executed at the inception of your employment and in connection with the grant of Options (collectively, the “Confidentiality Agreement”), the Company’s Insider Trading Policy dated on April 12, 2018, and the Company’s Public Disclosure Policy agreed to and accepted on April 12, 2018. Each of such policies and the Confidentiality Agreement are restated herein and made a part of this Agreement. Duplicate copies of polices are available upon request. In addition, you agree that the Confidentiality Agreement shall continue to apply to you in the same manner it would if you were an employee until the end of the day on December 31, 2018; provided, that (a) the non-competition obligations shall end at the end of the day on December 31, 2018, and (b) the non-solicitation obligations shall continue until the end of the day two (2) years following December 31, 2018.

7.    Mutual Non-Disparagement - You understand and agree that you will not, in public or private, make any false, disparaging, derogatory or defamatory statements to any person or entity, including, but not limited to, any media outlet, industry group, financial institution or current or former employee, board member, consultant, client or customer of the Company, regarding the Company or any of the other Released Parties, or regarding the Company’s business affairs, business prospects, or financial condition. The Company understand and agrees that its officers and directors will not, in public or private, make any false, disparaging, derogatory or defamatory statements to any person or entity, including, but not limited to, any media outlet, industry group, financial institution or current or former employee, board member, consultant, client or customer of yours, regarding you, or regarding your business affairs, business prospects, or financial condition.

8.    Continued Assistance - You agree that after the Termination Date you will provide all reasonable cooperation to the Company, including but not limited to, assisting the Company in transitioning your job duties, assisting the Company in defending against and/or prosecuting any litigation or threatened litigation, and performing any other tasks as reasonably requested by the Company.
9.    Return of Company Property - You confirm that you have returned to the Company all keys, files, records (and copies thereof), equipment (including, but not limited to, computer hardware, software and printers, wireless handheld devices, cellular phones, pagers, etc.), Company identification, and any other Company-owned property in your possession or control and have left intact all electronic Company documents, including but not limited to those that you developed or helped to develop during your employment. You further confirm that you have cancelled all accounts for your benefit, if any, in the Company’s name, including but not limited to, credit cards, telephone charge cards, cellular phone and/or pager accounts, and computer accounts.
10.    Business Expenses and Final Compensation - You acknowledge that you have been reimbursed by the Company for all business expenses incurred in conjunction with the performance of your employment and that no other reimbursements are owed to you. You further acknowledge that you have received payment in full for all services rendered in conjunction with your employment by the Company, including payment for all wages (including overtime), commissions, bonuses, and accrued, unused vacation time, and that no other compensation is owed to you except as provided herein.
11.    Amendment and Waiver - This letter agreement shall be binding upon the parties and may not be modified in any manner, except by an instrument in writing of concurrent or subsequent date signed by duly authorized representatives of the parties hereto. This letter agreement is binding upon and shall inure to the benefit of the parties and their respective agents, assigns, heirs, executors, successors and administrators. No delay or omission by the Company in exercising any right under this letter agreement shall operate as a waiver of that or any other right. A waiver or consent given by the Company on any one occasion shall be effective only in that instance and shall not be construed as a bar to or waiver of any right on any other occasion.
12.    Validity - Should any provision of this letter agreement be declared or be determined by any court of competent jurisdiction to be illegal or invalid, the validity of the remaining parts, terms or provisions shall not be affected thereby and said illegal or invalid part, term or provision shall be deemed not to be a part of this letter agreement.
13.    Confidentiality - You understand and agree that, to the extent permitted by law, as a condition for payment to you of the separation benefits herein described, the terms and contents of this letter agreement, and the contents of the negotiations and discussions resulting in this letter agreement, shall be maintained as confidential by you and your agents and representatives and shall not be disclosed except as otherwise agreed to in writing by the Company.
14.    Nature of Agreement - You understand and agree that this letter agreement is a separation agreement and does not constitute an admission of liability or wrongdoing on the part of the Company.
15.    Acknowledgments - You acknowledge that you have been given at least twenty-one (21) days to consider this letter agreement and that the Company is hereby advising you to consult with an attorney of your own choosing prior to signing this letter agreement. You understand that you may revoke this letter agreement for a period of seven (7) days after you sign this letter agreement by notifying me in writing, and the letter agreement shall not be effective or enforceable until the expiration of this seven (7) day revocation period. You understand and agree that by entering into this letter agreement, you are waiving any and all rights or claims you might have under the Age Discrimination in Employment Act, as amended by the Older Workers Benefit Protection Act, and that you have received consideration beyond that to which you were previously entitled.
16.    Tax Acknowledgement - In connection with the separation benefits provided to you pursuant to this letter agreement, the Company shall withhold and remit to the tax authorities the amounts required under applicable law, and you shall be responsible for all applicable taxes with respect to such separation benefits under applicable law. You acknowledge that you are not relying upon the advice or representation of the Company with respect to the tax treatment of any of the separation benefits set forth in paragraphs 3 and 4 of this letter agreement.
17.    Voluntary Assent - You affirm that no other promises or agreements of any kind have been made to or with you by any person or entity whatsoever to cause you to sign this letter agreement, and that you fully understand the meaning and intent of this letter agreement. You state and represent that you have had an opportunity to fully discuss and review the terms of this letter agreement with an attorney. You further state and represent that you have carefully read this letter agreement understand the contents herein, freely and voluntarily assent to all of the terms and conditions hereof, and sign your name of your own free act.
18.    Applicable Law - This letter agreement shall be interpreted and construed by the laws of the Commonwealth of Massachusetts, without regard to conflict of laws provisions. You hereby irrevocably submit to and acknowledge and recognize the jurisdiction of the courts of the Commonwealth of Massachusetts or if appropriate, a federal court located in the Commonwealth of Massachusetts (which courts, for purposes of this letter agreement, are the only courts of competent jurisdiction), over any suit, action or other proceeding arising out of, under or in connection with this letter agreement or the subject matter hereof.
19.    Entire Agreement - This letter agreement contains and constitutes the entire understanding and agreement between the parties hereto with respect to your separation benefits and the settlement of claims against the Company and cancels all previous oral and written negotiations, agreements, and commitments in connection therewith. Nothing in this paragraph, however, shall modify, cancel or supersede your obligations set forth in paragraph 4 above. The rights, benefits and payments granted to you under this letter agreement are specifically conditioned on the performance by you of your obligations under this letter agreement.
If you have any questions about the matters covered in this letter agreement, please call David Corrsin at 508-661-2219.
Very truly yours,
Ameresco, Inc.
By:     _/s/ David J. Corrsin_________________________
David J. Corrsin
Executive Vice President

I hereby agree to the terms and conditions set forth above. I have been given at least twenty-one (21) days to consider this letter agreement and I have chosen to execute this on the date below. I intend that this letter agreement will become a binding agreement between me and the Company if I do not revoke my acceptance in seven (7) days.
_/s/ John Granara__________________            December 18, 2018__________________
John Granara                        Date

To be returned by January 7, 2019.